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                                 [TRUSERV LOGO]

                                Earnings Release


                     TRUSERV REPORTS SECOND QUARTER EARNINGS
                    PROFIT IMPROVEMENTS BUFFER SLUGGISH SALES


CHICAGO, August 11, 2001 - TruServ Corporation reported today revenue for the quarter ended June 30 of $747.8 million, down 34.2 percent from the same period a year ago. Revenue was down 10.5 percent after excluding net sales from the lumber business, which was sold in December of 2000.
         Earnings for the quarter were $2.6 million, down from $11.9 million from the same period a year ago. Earnings increased quarter over quarter by $0.6 million, after excluding the direct earnings of $4.1 million from the lumber business in the second quarter of last year and excluding restructuring charges and unusual legal and refinancing costs of $4.4 million and $1.4 million, respectively, incurred in the second quarter of this year.
         Improved mix of warehouse sales versus manufacturer direct sales to members together with the effects of cost reduction initiatives more than offset the loss of earnings from lower hardware revenue. Reductions in both corporate staff and the distribution network, together with lower advertising expense, all helped in the reduction of the co-op's costs.
         Revenue for the six months ended June 30 was $1.4 billion, down 35.2 percent from the same period a year ago. Revenue was down 9.9 percent after excluding last year's revenue from the lumber business.
         The net loss for the first six months was $11.4 million, down from net income of $3.0 million from the same period a year ago. Earnings decreased only $0.2 million period over period, after excluding the direct earnings of $7.5 million from the lumber business in the first half of last year and restructuring charges and unusual legal and refinancing costs of $5.0 million and $1.7 million, respectively, incurred in the first six months of this year.
         As of June 30, senior and revolver debt was $400 million, compared with $529 million outstanding for the same period a year ago, a reduction of nearly 25 percent.
         "Both the sale of the lumber business and improved working capital performance has significantly helped our debt position," said Pamela Forbes Lieberman, Chief Operating Officer


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and Chief Financial Officer. "Clearly, we're on the right path and we'll continue to reduce our debt as we raise cash and lower expenses."
         TruServ's refinancing initiative continues on track. Appraisals are now complete on the co-op's real estate, fixed assets and inventory. Three prospective lenders have essentially completed their financial due diligence, including reviewing TruServ's financial statements and business plan in great detail.
         The co-op's senior management team met with both current lenders as well as three prospective lenders over the last couple of weeks to present TruServ's business plan. These meetings were very positive. The prospective lenders are now working through their internal underwriting and commitment approval process.
         TruServ is prepared to receive commitment letters by late August/early September. Accepting a commitment in that timeframe could put TruServ in a position to close on the new financing in the fourth quarter.
         Meanwhile, TruServ is working with their current lenders to extend further the reservation of rights letter into the fourth quarter or the early part of 2002. The original letter, which is still in force, has been extended several times previously.


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary" Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

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